Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 4th Quarter Results

Dow Jones & Company, Inc. — February 4, 2008

TAPPAHANNOCK, Va., Feb. 4 /PRNewswire-FirstCall/ — BOE Financial Services of Virginia, Inc. (Nasdaq: BSXT), parent company of its wholly-owned subsidiary Bank of Essex, announced the results of operations for the fourth quarter of 2007. Net income for the fourth quarter of 2007 was $596,000, a decrease of $317,000, or 34.7%, from net income of $913,000 for the same period in 2006. The decrease to net income for the fourth quarter of 2007 compared to the same period in 2006 was due to a December 2006 sale of a former branch banking facility. This nonrecurring item caused gain/(loss) of other properties to be $477,000 in the fourth quarter of 2006 compared to $0 for the same period this year. Additionally, there was an increase of $187,000 in noninterest expenses, from $2.209 million in the fourth quarter of 2006 to $2.396 million in the fourth quarter 2007. Offsetting these decreases to net income was an increase of 8.9%, or $209,000, in net interest income. Net interest income was $2.569 million for the fourth quarter 2007 compared to $2.360 million for the fourth quarter of 2006. Also, there was an increase of $55,000, or 11.5%, in noninterest income, from $479,000 in the fourth quarter of 2006, to $534,000 for the same period in 2007. Income tax expense declined 42.0%, or $84,000, from $200,000 in the fourth quarter of 2006 to $116,000 in the fourth quarter of 2007. Additionally, strong asset quality resulted in no additional expense in provision for loan losses for the fourth quarter of both years. On December 31, 2007 loans past due 90 days or more and accruing interest was $17,000 and loans not accruing interest totaled $96,000. For the year ending December 31, 2007 charged-off loans were $272,000 against recoveries of $461,000. Earnings per common share were $0.49 for the fourth quarter in 2007 compared to $0.75 for the same period in 2006.

For the year ended December 31, 2007, the Company reported net income of $2.608 million, compared to net income of $3.123 million for 2006, a decrease of $515,000, or 16.5%. This decrease in earnings was primarily the result of an increase of $876,000, or 11.1%, in noninterest expenses. Salaries was the largest component of this increase, $432,000, which increased primarily from the addition of staff that was hired and trained in 2007 to operate two new full service offices of Bank of Essex in Northumberland County, Virginia. George M. Longest, Jr., President and CEO stated: “We successfully opened two locations in Northumberland County and community response has been very good.”

2007 was the first full year of operations for the Corporate Headquarters and branch banking facility that opened in June 2006, accounting for the majority of increases in occupancy expenses of $159,000. Gain/(loss) on sale of other properties decreased $467,000 from 2006 to 2007 due to the sale of bank property referred to above. Additionally, legal and professional fees increased $236,000 in 2007 compared to 2006 as a result of the Company’s due diligence process prior to announcing a merger agreement dated December 14, 2007 with Community Bankers Acquisition Corporation and TransCommunity Financial Corporation. This transaction, if approved by regulatory authorities and shareholders of all three companies, should close by mid-year 2008. Offsetting these decreases to net income was an increase of $237,000, or 2.4%, in net interest income, from $9.762 million in 2006 to $9.999 million in 2007. Noninterest income increased $204, 000, or 11.4%, from $1.796 million in 2006 to $2.000 million in 2007. Also improving net income was a 95.2%, or $119,000, reduction in provision for loan losses and a 33.5%, or $292,000, decrease in income tax expense for 2007 compared to 2006. Earnings per common share were $2.15 for the full year 2007 compared to $2.58 for the same period in 2006. Average diluted shares outstanding increased by 5,143 during 2007.

Mr. Longest added: “2007 was a historic year for BOE as we announced a merger agreement with Community Bankers Acquisition Corporation/TransCommunity Financial Corporation and expanded into Northumberland County affording opportunities for our shareholders, customers and employees. Operationally, loan growth was strong and credit quality remained solid. We don’t make subprime mortgages and therefore avoided subprime write-downs experienced by many financial institutions. While there were many positives, earnings did not meet our expectations primarily because fierce competition for deposits resulted in a lower net interest margin.”

Total assets on December 31, 2007 were $302.431 million, an increase of 7.5%, or $21.053 million, over total assets of $281.378 million.

December 31, 2006. Loans, net of allowance for loan losses, increased 12.6%, or $24.463 million, and were $218.954 million on December 31, 2007. Total deposits grew 5.9%, or $13.728 million, to end 2007 at $244.593 million.

BOE Financial Services of Virginia, Inc. operates eight full service Bank of Essex offices and offers a broad range of financial services to consumers and businesses in Tappahannock, Central Garage, Mechanicsville, West Point, Glen Allen, Burgess and Callao, Virginia. BOE Financial Services’ stock price closed at $26.50 per share on February 1, 2008. The Company’s stock ticker symbol is BSXT and is listed on NASDAQ.

Certain statements in the document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in BOE Financial Services of Virginia, Inc.’s filings with the Securities and Exchange Commission.

SOURCE BOE Financial Services of Virginia, Inc.

CONTACT: Bruce E. Thomas, Senior Vice President and Chief Financial Officer of BOE Financial Services of Virginia, Inc., 1-804-443-4343, bthomas@bankofessex.com

Web site: http://www.bankofessex.com

BOE Financial Services of Virginia, Inc.

Balance Sheet

(Unaudited)

(in thousands)

	12/31/2007	12/31/2006	Percent change
Assets
Cash and due from banks	$4,100	$5,520	-25.7%
Federal funds sold	—	—	0.0%
Investment securities	55,543	58,963	-5.8%
Equity securities, restricted, at cost	1,761	1,553	13.4%
Loans held for sale	497	—
Loans, net of allowance for loan losses ($2,595 in '07 and $2,400 in '06)	218,954	194,491	12.6%
Bank premises and equipment, net	10,663	10,454	2.0%
Accrued interest receivable	1,514	1,363	11.1%
Intangible assets	398	524	-24.0%
Other assets	9,001	8,510	5.8%

Total assets	$302,431	$281,378	7.5%

Liabilities
Non-interest bearing deposits	$26,220	$27,809	-5.7%
Interest bearing deposits	218,373	203,056	7.5%

Total deposits	$244,593	$230,865	5.9%
Federal funds purchased	3,152	3,207	-1.7%
Federal Home Loan Bank advances	17,000	12,000	41.7%
Accrued interest payable	1,007	851	18.3%
Other liabilities	2,445	2,284	7.0%
Trust preferred capital notes	4,124	4,124	0.0%

Total liabilities	$272,321	$253,331	7.5%

Stockholders' Equity
Common stock	$6,056	$6,041	0.2%
Surplus	5,552	5,477	1.4%
Retained earnings	18,903	17,256	9.5%
Accumulated other comprehensive income (loss)	(401)	(727)	-44.8%

Total stockholders' equity	$30,110	$28,047	7.4%

Total liabilities and stockholders' equity	$302,431	$281,378	7.5%

BOE Financial Services of Virginia, Inc.

Income Statement

(Unaudited)

(in thousands)

	for the quarter ended 12/31/2007	for the quarter ended 12/31/2006	Percent change
Interest and fee income	$4,848	$4,386	10.5%
Interest expense	2,279	2,026	12.5%

Net interest income	$2,569	$2,360	8.9%
Provision for loan losses	—	—	0.0%

Net interest income after provision for loan losses	$2,569	$2,360	8.9%
Noninterest income	534	479	11.5%
Securities gain /(loss)	5	6	-16.7%
Gain/(loss) other properties	—	477	-100.0%
Noninterest expenses	2,396	2,209	8.5%
Income taxes	116	200	-42.0%

Net income	$596	$913	-34.7%

Earnings per share, fully diluted	$0.49	$0.75	-34.7%

BOE Financial Services of Virginia, Inc.

Income Statement

(Unaudited)

(in thousands)

	for the year ended 12/31/2007	for the year ended 12/31/2006	Percent change
Interest income	$18,694	$16,734	11.7%
Interest expense	8,695	6,972	24.7%

Net interest income	$9,999	$9,762	2.4%
Provision for loan losses	6	125	-95.2%

Net interest income after provision for loan losses	$9,993	$9,637	3.7%
Noninterest income	2,000	1,796	11.4%
Securities gain /(loss)	(37)	(13)	184.6%
Gain/(loss) other properties	—	467	-100.0%
Noninterest expenses	8,768	7,892	11.1%
Income taxes	580	872	-33.5%

Net income	$2,608	$3,123	-16.5%

Earnings per share, fully diluted	$2.15	$2.58	-16.7%